Exhibit 99.2

INVESTOR FAQS

CinCor Pharma, Inc. – Investor Questions and Answers

1.	What role will your executive team have after the proposed merger?

AstraZeneca Finance and Holdings Inc. (“AstraZeneca”) views our team as a key strength. We will provide more details on these matters as we proceed toward closing.

2.	When did discussions between AstraZeneca and CinCor begin? How long did this process take?

Please refer to our Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that is expected to be filed with the Securities and Exchange Commission (the “SEC”), when available.

3.	What is the integration strategy?

In the lead up to the close of the transaction, the parties plan to discuss the approach to a smooth integration of our people and programs into AstraZeneca’s portfolio.

4.	When will the tender offer be commenced?

Under and subject to the terms of the merger agreement, by January 23, 2023, Cinnamon Acquisition, Inc. (“Purchaser”), a wholly owned subsidiary of AstraZeneca, is obligated to commence a tender offer (the “Tender Offer”) to acquire all of the outstanding shares of CinCor’s common stock at a price of $26.00 per share in cash, plus one “contingent value right” per share representing a right to receive an additional $10.00 per share in cash, upon a specified regulatory submission of a baxdrostat product (a “specified milestone”).

Upon the satisfaction or waiver of certain conditions and following completion of the tender offer, AstraZeneca is expected to as soon as practicable thereafter acquire all remaining shares not tendered in the offer through a second-step merger at the Tender Offer price. The proposed merger is expected to be conducted in accordance with Delaware law without a meeting of CinCor’s stockholders and without a vote on the adoption of the merger agreement by CinCor’s stockholders.

The consummation of the Tender Offer is subject to the satisfaction of various conditions, including the tender of a majority of the outstanding CinCor shares, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), and other customary closing conditions. For more information, please refer to our Schedule 14D-9 and AstraZeneca’s Schedule TO that is expected to be filed with the SEC, in each case, when available.

5.	When will you file with the Federal Trade Commission for HSR? When do you expect clearance? Do you anticipate any significant pushback on HSR?

Further details will be available in our Schedule 14D-9, when available.

6.	When do you expect to file the Schedule 14-D9?

Under the terms of the merger agreement, the Schedule 14D-9 is required to be filed within ten business days following the signing.

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7.	When do you expect the transaction to close?

We expect to close the transaction in the first quarter of 2023, subject to regulatory approvals and the satisfaction or waiver of other customary closing conditions. For more information, please refer to our Schedule 14D-9, when available.

Investor Messages:

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$26.00 per share in cash at closing, which represents a total equity value of approximately $1.3 billion and a premium of approximately 121% to our common stock’s closing price on January 6, 2023, with the possibility of an additional future payment of $10.00 per share related to the achievement of a specified milestone. Combined, the upfront and potential future payment, if the milestone is achieved, represent a total equity value of approximately $1.8 billion and a premium of approximately 206% to our common stock’s closing price on January 6, 2023.

•	Transaction expected to close in Q1 2023, subject to the satisfaction or waiver of customary closing conditions, including receipt of regulatory clearance.

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CinCor’s management and Board of Directors engaged in a careful and thorough process and determined that this transaction with AstraZeneca is in the best interest of and maximizes value for our stockholders.

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We believe that combination of CinCor with AZ will accelerate CinCor’s mission to develop and deliver life-changing therapies that improve patient care and expand the breadth of benefits patients with cardiorenal diseases might obtain from baxdrostat, if approved.

•	We have significant momentum across our clinical development of baxdrostat and this is an affirmation of the meaningful value we have created.

Important Information about the Tender Offer

The Tender Offer described in this communication has not yet commenced. This communication is for information purposes only and is neither an offer to buy nor a solicitation of an offer to sell any securities of CinCor, nor is it a substitute for the Tender Offer materials that Purchaser, a wholly owned subsidiary of AstraZeneca, is expected to file with the Securities and Exchange Commission (the “SEC”) upon commencement of the Tender Offer. The solicitation of an offer to tender and the offer to buy shares of CinCor’s common stock will only be made pursuant to a Tender Offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Purchaser is expected to file with the SEC. In addition, CinCor is expected to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Tender Offer.

Once filed, investors will be able to obtain the tender offer statement on Schedule TO, the offer to purchase, the Solicitation/Recommendation Statement of CinCor on Schedule 14D-9 and related materials with respect to the Tender Offer and the proposed merger, free of charge at the website of the SEC at www.sec.gov or from the information agent named in the Tender Offer materials. Investors may also obtain, at no charge, the documents filed with or furnished to the SEC by CinCor under the “Investors” section of CinCor’s website at www.cincor.com.

Stockholders and Investors are strongly advised to read these documents when they become available, including the Solicitation/Recommendation Statement of CinCor on Schedule 14D-9 and any amendments thereto, as well as any other documents relating to the Tender Offer and the proposed merger that are filed with the SEC, carefully and in their entirety prior to making any decisions with respect to whether to tender their shares into the Tender Offer because they contain important information, including the terms and conditions of the Tender Offer and the proposed merger.

INVESTOR FAQS

Cautionary Statement Regarding Forward-Looking Statements

Certain statements either contained in or incorporated by reference into this document constitute forward-looking statements within the meaning of the federal securities laws. Any express or implied statements that do not relate to historical or current facts or matters are forward-looking statements. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, including, but not limited to statements related to CinCor’s business in general, the timing of completion of the transactions contemplated by the Agreement and Plan of Merger, dated as of January 8, 2023, by and among CinCor, Purchaser, and AstraZeneca (the “Merger Agreement”) including the parties’ ability to satisfy the conditions to the consummation of the Tender Offer and the other conditions set forth in the Merger Agreement and the possibility of any termination of the Merger Agreement. Words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on CinCor’s current plans, objectives, estimates, expectations and intentions, involve assumptions that may never materialize or may prove to be incorrect and inherently involve significant risks and uncertainties, including factors beyond CinCor’s control, that could cause actual results, performance, or achievement to differ materially and adversely from those anticipated or implied in the statements, including, without limitation: uncertainties with respect to the timing of the Tender Offer and the proposed merger; uncertainties as to the number of shares of CinCor’s common stock that will be tendered in the Tender Offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the Tender Offer or the proposed merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Tender Offer or the proposed merger at all or on acceptable terms or within expected timing; the risk that stockholder litigation in connection with the Tender Offer or the proposed merger may result in significant costs of defense, indemnification and liability; the effects of disruption from the transactions contemplated by the Merger Agreement on CinCor’s business and the fact that the announcement and pendency of such transactions may make it more difficult to establish or maintain relationships with employees and business partners; the possibility that the milestone related to the contingent value right will never be achieved and no milestone payment may be made; initial, interim, “top-line” and preliminary data from clinical trials announced or published from time to time may change; success in preclinical studies or earlier clinical trials may not be indicative of results in future clinical trials; enrollment and retention of patients in clinical trials could be delayed; CinCor relies and will rely on third parties to conduct, supervise and monitor existing clinical trials and potential future clinical trials; developments from the company’s competitors and the marketplace for the company’s products; and business, operations and clinical development timelines and plans may be adversely affected by the COVID-19 pandemic, geopolitical events, and macroeconomic conditions, including rising inflation and interest rates and uncertain credit and financial markets, and matters related thereto; and other risks and uncertainties affecting the company, including those described under the caption “Risk Factors” and elsewhere in CinCor’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 22, 2022, CinCor’s Quarterly Report on Form 10-Q for the three months ended March 31, 2022 filed with the SEC on May 10, 2022, CinCor’s Quarterly Report on Form 10-Q for the three months ended June 30, 2022 filed with the SEC on August 8, 2022, CinCor’s Quarterly Report on Form 10-Q for the three months ended September 30, 2022 filed with the SEC on November 3, 2022, and other filings and reports that CinCor may file from time to time with the SEC. Other risks and uncertainties of which

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CinCor is not currently aware may also affect CinCor’s forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. These risks and uncertainties may be amplified by macroeconomic conditions, including volatility and uncertainty in financial markets. All forward-looking statements contained in or incorporated by reference into this document speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. CinCor undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.